                                                              Filed pursuant to
                                                              Rule 424 (b)(3)
                                                              Reg Nos. 333-36434
                                                              and 333-36434-01

PROSPECTUS SUPPLEMENT NO. 30
(To Prospectus dated August 30, 2000)

NTL (Delaware), Inc.
5 3/4% Convertible Subordinated Notes Due 2009
NTL Incorporated
Shares of Common Stock

This Prospectus Supplement No. 30 supplements and amends the Prospectus dated August 30, 2000, the Prospectus Supplement No. 1 dated September 26, 2000, the Prospectus Supplement No. 2 dated October 5, 2000, the Prospectus Supplement No. 3 dated October 18, 2000, the Prospectus Supplement No. 4 dated October 19, 2000, the Prospectus Supplement No. 5 dated October 27, 2000, the Prospectus Supplement No. 6 dated November 1, 2000, the Prospectus Supplement No. 7 dated November 1, 2000, the Prospectus Supplement No. 8 dated November 9, 2000, the Prospectus Supplement No. 9 dated November 16, 2000, the Prospectus Supplement No. 10 dated December 1, 2000, Prospectus Supplement No. 11 dated December 6, 2000, the Prospectus Supplement No. 12 dated December 12, 2000, the Prospectus Supplement No. 13 dated January 4, 2001, the Prospectus Supplement No. 14 dated January 10, 2001, the Prospectus Supplement No. 15 dated January 19, 2001, the Prospectus Supplement No. 16 dated February 5, 2001, the Prospectus Supplement No. 17 dated February 20, 2001, the Prospectus Supplement No. 18 dated February 26, 2001, the Prospectus Supplement No. 19 dated March 7, 2001, the Prospectus Supplement No. 20 dated March 23, 2001, the Prospectus Supplement No. 21 dated March 26, 2001, the Prospectus Supplement No. 22 dated April 20, 2001, Prospectus Supplement No. 23 dated May 11, 2001, the Prospectus Supplement No. 24 dated May 18, 2001, the Prospectus Supplement No. 25 dated June 1, 2001, the Prospectus Supplement No. 26 dated June 25, 2001, the Prospectus Supplement No. 27 dated June 27, 2001, the Prospectus Supplement No. 28 dated July 13, 2001 and the Prospectus Supplement No. 29 dated July 30, 2001 relating to the 5 3/4% Convertible Subordinated Notes Due 2009 of NTL (Delaware), Inc. and the shares of NTL Incorporated's common stock, par value $.01 per share, issuable upon conversion of the Convertible Notes.

This Prospectus Supplement amends the Prospectus by adding the following unaudited pro forma financial data of NTL Incorporated.

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The unaudited pro forma financial data presented gives effect to the completed acquisitions of Cablecom Group in March 2000 and ConsumerCo in May 2000 as if they had been consummated on January 1, 2000. The unaudited pro forma financial data is based on our historical financial statements and the historical financial statements of Cablecom and ConsumerCo from January 1, 2000 to the respective dates of acquisition. The historical financial statements of Cablecom and ConsumerCo are prepared in accordance with U.S. generally accepted accounting principles and have been translated into U.S. dollars. Certain amounts in these historical financial statements have been reclassified to conform to our presentation.

     The historical financial statement of Cablecom which is included in the unaudited pro forma condensed combined statement of operations has been adjusted to eliminate intercompany revenues and operating expenses that were not historically eliminated. The intercompany revenues and operating expenses were eliminated in the historical financial statements of NTL for the period from the date of acquisition to December 31, 2000.

     The historical results of ConsumerCo reflect certain intercompany costs and expenses as they were prior to the separation of Cable & Wireless Communications plc into CWC DataCo (which was retained by Cable & Wireless) and ConsumerCo, which was completed in the second quarter of 2000. These costs and expenses do not necessarily reflect the costs and expenses that would have been incurred if CWC DataCo and ConsumerCo were separate entities during this period. Therefore, the historical financial statement of ConsumerCo that is included in the unaudited pro forma condensed combined statement of operations is not reflective of results on a going forward basis.

     The Cablecom and ConsumerCo acquisitions have been accounted for using the purchase method of accounting, in which the assets acquired and liabilities assumed have been recorded at their estimated fair values.

     The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2000 gives effect to the acquisitions of Cablecom and ConsumerCo and issuance of common stock and preferred stock as if they had been consummated on January 1, 2000.

     The pro forma adjustments are based upon available information and assumptions that we believe were reasonable at the time made. The unaudited pro forma financial data does not purport to present our results of operations had the acquisitions occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma condensed combined statement of operations does not reflect any adjustments for cost savings that we expect to realize. The pro forma adjustments reflecting the acquisitions are based upon the assumptions set forth in the notes to the pro forma financial data. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that may be realized.

                                NTL INCORPORATED

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                      (In Millions, except per share data)

                                NTL          CABLECOM      CONSUMERCO
                            (HISTORICAL)   (HISTORICAL)   (HISTORICAL)   ADJUSTMENTS   PRO FORMA
                            ------------   ------------   ------------   -----------   ---------
REVENUES
COSTS AND EXPENSES........   $ 2,840.8        $93.3         $ 469.2                    $ 3,403.3
Operating expenses........     1,387.6         36.1           195.1                      1,618.8
Selling, general and
   administrative
   expenses...............     1,109.1         24.2           199.2                      1,332.5
Other charges.............        92.7           --              --                         92.7
Corporate expenses........        47.5           --              --                         47.5
Depreciation and
   amortization...........     2,122.8         24.9           191.8        $ 452.6A      2,792.1
                             ---------        -----         -------        -------     ---------
                               4,759.7         85.2           586.1          452.6       5,883.6
                             ---------        -----         -------        -------     ---------
Operating (loss) income...    (1,918.9)         8.1          (116.9)        (452.6)     (2,480.3)
OTHER INCOME (EXPENSE)
Interest income and
   other, net.............      (119.0)        (0.2)            1.7            3.9B       (113.6)
Interest expense..........    (1,036.8)        (3.1)         (132.3)         (49.6)C    (1,221.8)
                             ---------        -----         -------        -------     ---------
Loss before income
   taxes..................    (3,074.7)         4.8          (247.5)        (498.3)     (3,815.7)
Income tax benefit
   (provision)............       111.0         (2.5)           54.1                        162.6
                             ---------        -----         -------        -------     ---------
Net (loss) income.........    (2,963.7)         2.3          (193.4)        (498.3)     (3,653.1)
Preferred stock
   dividends..............      (194.0)                                      (65.7)D      (259.7)
                             ---------        -----         -------        -------     ---------
Net (loss) available to
   common shareholders....   $(3,157.7)       $ 2.3         $(193.4)       $(564.0)    $(3,912.8)
                             =========        =====         =======        =======     =========
Net loss per common
   share -- basic and
   diluted................   $  (14.54)                                                $  (14.53)
                             =========                                                 =========
Weighted average shares...       217.1                                        52.2E        269.3
                             =========                                     =======     =========

                                NTL INCORPORATED

                     NOTES TO THE PRO FORMA FINANCIAL DATA
                      (In millions, except per share data)

A. DEPRECIATION AND AMORTIZATION:

                                                            CABLECOM    CONSUMERCO
                                                            --------    ----------
For the year ended December 31, 2000
   Intangibles (Cablecom 3-10 years and ConsumerCo 10
     years)...............................................   $ 85.7      $ 366.9
                                                             ======      =======

B. INTEREST INCOME (USING 4.867%):

For the year ended December 31, 2000
   Reduction of interest income on cash on hand used......   $ (0.6)     $  (2.1)
   Interest income on excess cash from Bank financing.....      0.0          6.6
                                                             ------      -------
                                                             $ (0.6)     $   4.5
                                                             ======      =======

C. INTEREST EXPENSE:

For the year ended December 31, 2000
   Reduction of interest expense for debt not assumed.....   $  0.0      $  91.4
   Interest on Bank Financing at 6.03%....................    (20.0)         0.0
   Interest on Bank Financing at 8.28%....................      0.0       (121.0)
                                                             ------      -------
                                                             $(20.0)     $ (29.6)
                                                             ======      =======

D. PREFERRED STOCK DIVIDENDS:

For the year ended December 31, 2000
   5% issued to France Telecom............................   $  0.0      $ (42.8)
   5% redeemable preferred................................    (22.9)         0.0
                                                             ------      -------
                                                             $(22.9)     $ (42.8)
                                                             ======      =======

E. WEIGHTED AVERAGE SHARES:

Shares of NTL common stock issued.........................       --         84.9
Shares of NTL common stock issued to France Telecom.......       --         42.2
                                                             ------      -------
                                                                 --        127.1
Historical Weighted Average Shares........................       --        (74.9)
                                                             ------      -------
                                                                 --         52.2
                                                             ======      =======

The Prospectus, together with Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8, Prospectus Supplement No. 9, Prospectus Supplement No. 10, Prospectus Supplement No. 11, Prospectus Supplement No. 12, Prospectus Supplement No. 13, Prospectus Supplement No. 14, Prospectus Supplement No. 15, Prospectus Supplement No. 16, Prospectus Supplement No. 17, Prospectus Supplement No. 18, Prospectus Supplement No. 19, Prospectus Supplement No. 20, Prospectus Supplement No. 21, Prospectus Supplement No. 22, Prospectus Supplement No. 23, Prospectus Supplement No. 24, Prospectus Supplement No. 25, Prospectus Supplement No. 26, Prospectus Supplement No. 27, Prospectus Supplement No. 28, Prospectus Supplement No. 29 and this Prospectus Supplement No. 30 constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes.

Prospective investors should carefully consider matters discussed under the caption "Risk Factors" beginning on page 4 of the Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 30 is July 31, 2001.

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